RESIGNATION AGREEMENT

This Resignation Agreement (this “Agreement”) by and between Nevada Gold & Casinos, Inc., a Nevada corporation (the “Company”) and Christopher C. Domijan (the "Executive”), is dated as of September 6, 2005 (the “Execution Date").

WHEREAS, the Executive has been employed by the Company as its Chief Financial Officer; and

WHEREAS, the Executive has tendered his resignation from the Company and the Company and Executive wish to set forth their mutual agreement as to the terms and conditions of such resignation;

NOW THEREFORE, the Company and the Executive hereby agree as follows:

1. Resignation. Effective as of October 31, 2005 (the “Resignation Date”), the Executive will resign from his employment with the Company, and from all other positions the Executive then holds as an officer or member of the board of directors of any of the Company’s subsidiaries or affiliates (the Company and all of its subsidiaries and all of its affiliates are hereinafter referred to as the “Affiliate Entities”).

2. Consulting Payments. (a) The Company agrees to and does hereby engage Executive, and Executive hereby agrees, to provide the consulting services to the Company for a twelve-month period following October 31, 2005. In consideration for such services, the Company shall pay to the Executive in twelve (12) equal monthly installments of $14,200 each, commencing November 15, 2005. Executive shall make himself available at times mutually acceptable to the Executive and the Company to consult with the Company on such matters concerning the affairs of the Company as the Company may request from time to time; provided, however, that Executive shall not be required to devote more than 8 hours per month in the performance of his services. During the consulting term, Executive shall be free to pursue and enter into other consulting or employment arrangements with third parties. Executive's obligation to perform services hereunder shall not preclude Executive from engaging for compensation or otherwise in any business, employment, occupation, profession or other activity (either as an employee or on his own behalf). No amounts due Executive hereunder shall be reduced or offset by any compensation whatsoever received by Executive from any other employment or consulting of Executive. The Company shall pay Executive whether or not the Company has called upon Executive for Services. During the consulting term, Executive shall perform his services as an independent contractor and shall not be an employee of the Company for any purpose.

(b) The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), all legal fees and expenses that the Executive incurs in connection with entering into this Agreement; provided, that in no event shall the Company pay any such legal fees and expenses in excess of $2,000.

(c) The Executive shall retain his laptop computer; provided, that the Company shall arrange for removal from the hard drive of said computer any of its proprietary software and confidential and proprietary information.

(d) The Company's payment obligations as set forth in this Section 2 are contingent upon the Executive signing and providing to the Company no earlier than on the Resignation Date a statement ratifying the terms of this Agreement, including the waivers and releases contained in this Agreement, as of the Resignation Date.

3.  Mutual Nondisparagement. (a) The Executive shall not make, participate in the making of or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the morale of, any of the Affiliated Entities or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. The Executive further agrees not to make any negative statements, written or oral, relating to his employment, the termination of his employment, or any aspect of the business of the Affiliated Entities.

(b) The Company’s executive officers shall not make, participate in the making of, or encourage any employees or any other person to make, any statements, written or oral, which criticize, disparage or defame the reputation of, or which are intended to embarrass, the Executive. The Company’s executive officers shall not make any negative statements, written or oral, relating to the Executive’s employment or the termination of his employment. Notwithstanding the foregoing, nothing in this Section 3(b) shall prohibit any of the Company’s employees or executive officers nor any member of the Company’s Board of Directors from making non-public statements to one another in the course of carrying out their duties as such.

(c) Notwithstanding the foregoing, nothing in this Section 3 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process.

4.  Mutual Confidentiality. The existence of and terms and conditions of this Agreement shall be held confidential by the parties hereto, except for disclosure (i) by the Company as may be required by applicable securities laws, as determined by the Company upon the advice of counsel, (ii) by the Executive to his legal and financial advisors and his spouse, each of whom shall be instructed by the Executive to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof, (iii) by either party if required by order of a court or other body having jurisdiction over such matter or as otherwise may be required by law or legal process, and (iv) by either party with the written consent of the other. In addition, the Executive shall hold in utmost confidence for the benefit of the Company all secret or confidential information, knowledge or data relating to the Affiliated Entities and their respective businesses that he has obtained during his employment by the Company and the other Affiliated Entities that is not public knowledge (other than as a result of the Executive’s violation of this Section 4) (“Confidential Information”) for a period of four (4) years following this Agreement. The Executive shall not communicate, divulge or disseminate Confidential Information at any time, except with the prior written consent of the Company or as otherwise required by law or legal process.

5.  The Executive’s Covenants. The Executive shall make himself available to the Company following the Resignation Date to assist the Affiliated Entities, as may be requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during the Executive’s employment with the Company. The Company will reimburse the Executive for all reasonable expenses and costs he may incur as a result of providing assistance under this Section 5, upon receipt of proper documentation thereof.

6.   Release. General Release; Time to Consider and Cancel the Agreement; Age Discrimination in Employment Act Waiver. (a) The Executive, on behalf of himself and his successors, assigns, heirs and any and all other persons claiming through the Executive, if any, and each of them, shall and does hereby forever relieve, release, and discharge the Company and the other Affiliated Entities and their respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them, in any and all capacities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, and expenses (including, but not limited to, attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as “claims”), including, but not limited to, any claims based on, arising out of, related to or connected with this Agreement, the Executive’s employment or his resignation, and any and all facts in any manner arising out of, related to or connected with the Executive's employment with, or resignation of employment from, the Company and its subsidiaries and affiliates.

(b) The Executive expressly waives any and all rights under any applicable law with respect to claims that he does not know or suspect to exist in his favor at the time of executing this release, even though if known by him, such claims must have materially affected his settlement with the Company.

(c) In addition to the release set forth above in this Section 6, the Executive hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act. This waiver is given only in exchange for consideration in addition to anything of value to which the Executive would have been entitled absent this Agreement. Such waiver does not waive rights or claims which may arise after the date of execution of this Agreement. The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by him; (ii) he has been advised and the Company hereby advises him to consult with an attorney before executing this Agreement; (iii) he was given a period of twenty-one days within which to consider this Agreement; and (iv) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following his execution of this Agreement, and this Agreement shall not become effective or enforceable, and no money shall be paid hereunder, until the day after the expiration of such seven-day period (if the Executive has not exercised his right to revoke the Agreement). The seven-day period of revocation shall commence upon the date of execution of this Agreement. In order to revoke this Agreement, the Executive shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.

(d) Nothing herein shall be deemed to release the Company in respect of the Executive’s rights under this Agreement, including without limitation, those rights granted to Executive pursuant to paragraph 2.

(e) The Company, on behalf of itself and the other Affiliated Entities, their respective successors and assigns, and any and all other persons claiming through any Affiliated Entity, and each of them, shall and does hereby forever relieve, release and discharge the Executive and his successors, assigns, and heirs, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as “claims”), including, but not limited to, any claims based on, arising out of, related to or connected with this Agreement, the Executive’s employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive’s employment with, or termination of employment from, the Company and its subsidiaries and affiliates, including, but not limited to, statutory and common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotion distress, breach of fiduciary duty, and any other common law claim of any kind whatever.

(f) The Company expressly waives any and all rights under any applicable law with respect to claims that it does not know or suspect to exist in its favor at the time of executing this release, even though if known by it, such claims must have materially affected its settlement with the Executive.

(g) The Company expressly releases the Executive from any noncompetition covenants or agreements with the Company.

7.  Indemnification Agreement; Stock Option Agreements. The Company and the Executive agree that the terms and provisions of that certain Indemnification Agreement between Company and Executive, dated June 11, 2001 shall survive the execution of this Agreement and shall continue in force and effect. The Company and the Executive agree and confirm that the Company's 1999 Stock Option Plan, as amended, and the Stock Option Agreements between the Company and the Executive dated December 3, 2001, March 31, 2003, February 26, 2004 and September 9, 2004, respectively, shall govern and control the exercise of the stock options granted in such Stock Option Agreements. In particular, the Company and Executive agree and confirm that the stock options granted in each Stock Option Agreement may be exercised until the earlier of (A) the expiration of one day less than three months from the Resignation Date, or (B) the expiration of the Option term set forth in such Stock Option Agreement.

8.  Entire Agreement; Other Benefits. This Agreement and any other agreement or writing specifically referenced in this Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from any of the Affiliated Entities.

9.  Successors. This Agreement is personal to the Executive and without the prior written consent to the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

10.  Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

11.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or affect.

12.  Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Executive:

Christopher C. Domijan
4914 Linden Street
Bellaire, Texas 77401

If to the Company:

Nevada Gold & Casinos, Inc.
3040 Post Oak Blvd., Suite 675
Houston, Texas, 77056
Attn: H. Thomas Winn

or to such other address as either party shall have furnished to the other in writing in  accordance herewith.

13.  Tax Witholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

14.  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

NEVADA GOLD & CASINOS, INC.

By:______________________________
H. Thomas Winn
   President & CEO

CHRISTOPHER C. DOMIJAN

_____________________________
Christopher C. Domijan
(Individual)